Exhibit 99.1

NEWS RELEASE

Green Plains Renewable Energy Repurchases 3.5 Million Shares of Common

Stock from Largest Shareholder, NTR plc

OMAHA, NE (GLOBE NEWSWIRE) – September 12, 2011 – Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) announced today that it has agreed to repurchase 3.5 million shares of its common stock from NTR plc, its largest shareholder, at a price of $8.00 per share. Green Plains will pay 50% of the repurchase amount to NTR this week, with the balance due within 90 days. Prior to this transaction, NTR held approximately 11.2 million shares, or 30.8%, of Green Plains’ outstanding shares.

“We believe this transaction demonstrates our confidence in the business we have built and our strategy going forward,” said Todd Becker, President and Chief Executive Officer of Green Plains. “The repurchase of our common stock at this price is an accretive transaction that creates value for our shareholders.”

“The sale of approximately one-third of our investment in Green Plains is part of a rebalancing of our portfolio of renewable energy investments,” said Neil Parkinson, Chief Financial Officer of NTR. “Green Plains continues to be a strategic holding for us, and we look forward to sharing in its continued success.”

“NTR is a long-term, valued investor in our company. We are pleased that they are committed to our growth strategy and will continue to be our single largest shareholder,” added Becker.

As part of this transaction, Green Plains formed a special committee comprised of independent members of its Board of Directors, which in turn engaged Rothschild to advise the committee on the transaction.

About Green Plains Renewable Energy, Inc.

Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) is North America’s fourth largest ethanol producer. The Company markets and distributes approximately one billion gallons of renewable motor fuel on an annual basis, including 740 million gallons of expected production from the Company’s nine ethanol plants located throughout the U.S. Green Plains owns and operates grain handling and storage assets and provides complementary agronomy services to local grain producers through its agribusiness segment. Green Plains owns Blendstar LLC, a biofuels terminal operator with locations in the southern U.S. Additionally, Green Plains is a joint venture partner in BioProcess Algae LLC, which was formed to commercialize advanced photo-bioreactor technologies for the growing and harvesting of algal biomass. www.gpreinc.com

About NTR plc

NTR plc, the international renewable energy group, builds and runs green energy and resource-sustaining businesses. Founded in 1978, NTR has evolved from being a developer and operator of infrastructure in Ireland to an international developer and operator of renewable energy and sustainable waste management businesses in the USA and Ireland. http://www.ntrplc.com

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Safe Harbor

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements are identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “goal,” “intends,” “plans,” “potential,” “predicts,” “will,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management’s current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010 and in the Company’s subsequent filings with the SEC. Green Plains assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The cautionary statements in this report expressly qualify all of our forward-looking statements. In addition, the Company is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable securities laws.

Green Plains Contact:	Green Plains Investor Contact:
Jim Stark, Vice President – Investor and Media Relations	John Baldissera
Green Plains Renewable Energy, Inc.	BPC Financial Marketing
(402) 884-8700	(800) 368-1217

NTR plc Contact:
Heneghan PR
Key Contacts: Nigel Heneghan / Rachel Watchorn
Email: nigel@hpr.ie / rachel@hpr.ie
Phone: +353 1 660 7395